Exhibit 4.43

Building 1 299 Pendoring Road 2195 Blackheath P O Box 1995 Northcliff 2115 South Africa e-mail: turgis@turgis.co.za Tel: + 27 11 476-2279 Fax: + 27 11 476-2579 Reg No: 2001.002083.07

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with Dominion Uranium Project mineral reserve estimates and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ Pat Willis
Turgis Consulting (Pty) Ltd
Pat Willis
Director

Managing Director:  R B Wilson

Directors:  G J Oberholzer - A D Pooley (British) - C F P Smythe (British) - R P H Willis

Chairman:  A G du Plessis